                                                                      EXHIBIT 99


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
                                   For:           U. S. Vision, Inc.

                                   Contact:       Kathy Cullen
                                                  Chief Financial Officer
                                                  (856) 228-1000


                                                  Stacey Bibi/Caroline Eustace/
FOR IMMEDIATE RELEASE                             Bernadette Garfinkle
                                                  Morgen-Walke Associates
                                                  (212) 850-5600

                                                  Media: Michael McMullan/
                                                  Stacy Roth
                                                  Morgen-Walke Associates
                                                  (212) 850-5600

U.S. VISION ANNOUNCES THIRD QUARTER AND NINE MONTH
RESULTS

                       -- ANNOUNCES 700TH STORE OPENING --

Glendora, NJ, November 23, 1999 -- U.S. Vision, Inc. (Nasdaq:USVI) today announced financial results for the third quarter and nine months ended October 31, 1999.

         Net income for the third quarter was $488,000, or $0.06 per share, versus net income of $2.0 million, or $0.25 per share, in the third quarter of last year. Earnings per share on a diluted pro forma basis, which assumes a 38% tax rate, were $0.00 for the third quarter compared to $0.18 in the third quarter last year. Net sales for the quarter increased 6.2% to $36.2 million compared to $34.1 million for the third quarter last year. Comparable store sales declined 1.5% for the quarter.



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Net income for the nine months was $3.9 million, or $0.51 per share, compared to
$6.9 million, or $0.86 per share for the same period a year ago. On a pro forma basis, assuming a 38% tax rate, diluted earnings per share were $0.34 for the nine months compared to $0.57 for the same period last year. Net sales for the period rose 9.1% to $109.7 million compared to $100.5 million last year. Comparable store sales rose 0.9% for the nine month period ended October 31, 1999.

         Commenting on the results, William A. Schwartz, President and Chief Executive Officer, stated, "Our business during the period continued to be impacted by decreased traffic at store locations; ongoing softness of optical sales throughout the entire sector; and a highly competitive and promotional environment. In addition, results were affected by increased SG&A expenses as a result of our aggressive store expansion plan and greater spending on advertising programs. At the present time, we do not believe that these business trends will improve in the fourth quarter, which is traditionally the slowest sales quarter of the year."

         "Earlier in the year, we were focused on diversifying our host store base through an aggressive expansion strategy. Year-to-date, we have acquired or opened 84 locations and are pleased to have reached the 700th store milestone. Currently, our strategy is dedicated to stimulating sales and enhancing profitability of these new locations."

         "Our strategy for the foreseeable future is to lessen the pace of new store openings and to continue our efforts to increase store traffic through promotional programs and advertising campaigns in targeted markets. Furthermore, we will enhance product lines to include a broader selection of ready-reader eyeglasses and increase services to our customers by offering laser vision corrective surgery through a strategic alliance with a leading provider of laser vision surgery."


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         Mr. Schwartz concluded, "Despite disappointing sales trends and adjusted earnings expectations, we continue to believe that, over the long-term, the optical industry will benefit from compelling customer demographics and U.S. Vision will benefit from an expanded and diversified host store base."

         U.S. Vision is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores, such as May Company, Federated Department Stores, J.C. Penney and Proffitts. The Company currently operates 700 locations in 48 states in the United States and in Canada. U.S. Vision's retail optical departments offer an extensive selection of designer brand and private label prescription eye wear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.


This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on U.S. Vision, Inc. current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include those described under the heading "Caution Regarding Forward-Looking Statements" in the Company's Report on Form 10-K for 1999 as they may be updated in any subsequent report on Form 10-Q, all as filed with the Securities and Exchange Commission. The company does not plan to generally publicly update prior forward-looking statements for unanticipated events or otherwise and, accordingly, prior forward-looking statements should not be considered to be "fresh" simply because the company has not made additional comments on those forward-looking statements.

(Tables to Follow)


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                                U.S. VISION, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                Three Months Ended                   Nine Months Ended
                                                    October 31,                          October 31,
                                          -------------------------------      ------------------------------

                                              1999               1998              1999              1998
                                          ------------       ------------      ------------      ------------
Net sales                                 $     36,223       $     34,090      $    109,665      $    100,509
Cost of sales                                   11,219             10,387            33,700            30,676
                                          ------------       ------------      ------------      ------------
Gross profit                                    25,004             23,703            75,965            69,833

Operating expenses:
  Selling, general and
   administrative expenses                      23,760             20,495            67,608            59,364
  Depreciation and amortization                  1,074                818             3,821             2,891
                                          ------------       ------------      ------------      ------------
                                                24,834             21,313            71,429            62,255
                                          ------------       ------------      ------------      ------------
Operating income                                   170              2,390             4,536             7,578


Interest expense, net                              111                148               299               355
                                          ------------       ------------      ------------      ------------

Income before income
 tax provision (benefit)                            59              2,242             4,237             7,223
Income tax provision (benefit)                    (429)               285               299               355
                                          ------------       ------------      ------------      ------------
Net income                                $        488       $      1,957      $      3,938      $      6,868
                                          ============       ============      ============      ============

Net income per share -
 diluted                                  $       0.06       $       0.25      $       0.51      $       0.86

Shares used in computing
 net income per share
 - diluted                                   7,793,807          7,888,796         7,793,807         7,977,672
                                          ============       ============      ============      ============

Pro forma net income per
 share - diluted (1)                      $        --       $       0.18      $       0.34      $       0.57

Shares used in computing
 pro forma net income
 per share - diluted(2)                      7,793,807          7,888,796         7,793,807         7,977,672
                                          ============       ============      ============      ============

(1) Includes for the quarters and year ended October 31, 1999 and 1998 a provision for income taxes as if the Company had not been able to utilize its existing Net Operating Loss Carryforwards and, therefore, was subject to all applicable federal and state income taxes at an effective rate of 38%.

(2) Options to purchase additional shares of common stock have no impact on earnings per share for the quarter and six months ended October 31, 1999 as their effect was antidilutive.


                                U.S. VISION, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                  October 31,        January 31,
                                                      1999               1999
                                                  ------------       ------------

Assets
 Current assets:
     Cash                                         $        728       $        693
     Accounts receivable                                13,232             13,520
     Inventory                                          26,927             22,818
     Other                                               1,020                847
                                                  ------------       ------------
Total current assets                                    41,907             37,878

Property, plant, and equipment, net                     36,960             31,634

Goodwill, net                                            6,680              5,565

Other assets                                               641                517
                                                  ------------       ------------
                                                  $     86,188       $     75,594
                                                  ============       ============

Liabilities and stockholders' equity

Current liabilities:
     Accounts payable-trade                       $     10,552       $      7,894
     Accrued expenses and other                          3,500              5,238
     Current portion of obligations
        under capital lease                                669                660
     Current portion of long-term debt                   1,295                934
                                                  ------------       ------------
Total current liabilities                               16,016             14,726

Obligations under capital lease                          1,888              1,542
Long-term debt, less current portion                    17,546             12,527
Other long-term liabilities                                330                329

Stockholders' equity:
     Common stock                                           78                 78
     Additional paid-in capital                        115,766            115,766
     Accumulated deficit                               (65,436)           (69,374)
                                                  ------------       ------------
Total stockholders' equity                              50,408             46,470
                                                  ------------       ------------
                                                  $     86,188       $     75,594
                                                  ============       ============